SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2003

SIRIUS SATELLITE RADIO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other Jurisdiction of Incorporation)	0-24710 (Commission File Number)	52-1700207 (I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY (Address of Principal Executive Offices)	10020 (Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Item 5. Other Events.

Today we announced a seven-year agreement with the National Football League to broadcast NFL games live nationwide, and to become the Official Satellite Radio Partner of the National Football League, with exclusive rights to use the NFL “shield” logo and collective NFL team trademarks.

Beginning with the NFL’s 2004 season, we will carry the entire regular season as well as Wild Card Weekend and Divisional Playoff games, along with select pre-season contests. Beginning with the 2005 season, we will also broadcast the Conference Championships and the Super Bowl.

As part of the agreement, we will create “The NFL Radio Network,” an around-the-clock exclusive stream of NFL content for our subscribers featuring both league-wide programs and team-specific shows, produced in conjunction with the NFL teams. The NFL Radio Network will also include programs from The NFL Network television channel.

We intend to offer all of the NFL programming at no additional cost to our subscribers.

The comprehensive partnership also gives NFL teams a direct stake in our success through an earned-equity program. Under this unique program, NFL teams can earn the right to acquire our common stock for each subscriber they directly and trackably generate through initiatives created and implemented by the team. Initiatives may include special events and promotions by NFL teams in conjunction with their local consumer electronics retailers and other marketing partners, as well as targeted marketing to season ticket holders, on team websites and with special inserts in game programs. Teams can also earn warrants if the NFL delivers compelling advertising, marketing and promotional exposure to us and if the teams produce original content for use on the NFL Radio Network.

We have agreed to pay the NFL an aggregate of $188 million in cash during the term of the agreement. $10 million of this amount will be paid in connection with the announcement and execution of our agreement with the NFL, $85 million will be deposited in escrow, and we will not be required to make further payments to the NFL until August 15, 2009. We have also agreed to deliver to the NFL shares of our common stock having a fair market value of $32 million and warrants to purchase 50,000,000 shares of our common stock at an exercise price of $2.50 per share. The shares of common stock will be subject to transfer restrictions which lapse over time. The warrants will vest upon satisfaction of performance criteria, which are generally described in the preceding paragraph.

Our agreement with the NFL has been approved by the owners of the NFL member clubs and our board of directors, and is subject to execution of customary documentation to be completed by January 31, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS SATELLITE RADIO INC.
	By:	/s/ Patrick L. Donnelly

Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: December 16, 2003

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